UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 7, 2010

CHINA BCT PHARMACY GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	033-145620	20-8067060
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

No. 102 Chengzhan Road
Liuzhou City, Guanxi Province
545007 PRChina
(Address Of Principal Executive Offices) (Zip Code)

(011) 86-(772) 363 8318
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective as of June 7, 2010, the Board of Directors of China BCT Pharmacy Group, Inc. (the “Company”), appointed Eng Leong Lee, Simon Choi and Man Wai Chiu to serve as independent directors (each individually, an “Independent Director,” and collectively, the “Independent Directors”) as defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, for a term of one year. The Board of Directors established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. All of the Independent Directors will serve on each committee. Mr. Lee will serve as the Chairman of the Audit Committee; and Mr. Choi will serve as Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors determined that Mr. Lee possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the Marketplace Rules of The Nasdaq Stock Market LLC and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Pursuant to one year agreements with the Company, each of Messrs. Lee, Choi and Chiu will receive a fee of One Hundred Twenty Thousand Hong Kong Dollars (HK$120,000) for the term of the agreement, payable in cash in equal monthly installments. The Company will also reimburse each Independent Director for expenses related to his attending meetings of the board, meetings of committees of the board, executive sessions and stockholder meetings.

Mr. Eng Leong Lee has been the Group Chief Financial Officer for Alliance Bank Malaysia Berhad since January 2010, responsible for the overall strategy and management of group finance. From 2000 to 2010, he held various positions with Microsoft Corporation, most recently as the CFO of Microsoft Greater China.  Mr. Lee also has over 20 years of experience in public accounting, financial reporting and auditing, including tenures with KPMG and Price Waterhouse. Mr. Lee is a Certified Public Accountant and Chartered Accountant of Malaysia and is a member of Malaysian Institute of Accountants and the Malaysian Institute of Internal Auditors. Mr. Lee received a degree in accounting in 1992 from the Malaysian Institute of Certified Public Accountants (MICPA) and qualified as a Certified Public Accountant with MICPA in 1993.

Mr. Simon Choi has been International Legal Counsel for TCL, a global TV manufacturer, since February 2005. From 1998 to 2005, Mr. Choi was the Legal Counsel and Company Secretary of Simatelex, a Hong Kong OEM small electrical appliances manufacturer, where he advised on a variety of corporate legal matters. Earlier in his career, Mr. Choi was an Assistant Solicitor of Hastings & Co, Solicitors, where he specialized in banking, corporate finance, general commercial and PRC practice. Mr. Choi is also an active PRC legal advisor to the Hong Kong Electrical Appliances Manufacturers Association, a major trade association in Hong Kong. Mr. Choi received an LLB from Peking University in 1991, an LLM from London University in 1992 and a CPEC in Law from Hong Kong University in 1994.  Mr. Choi was admitted as a Solicitor of the Supreme Court of England and Wales in 1998 and as a member of the Institute of Linguists in 1996.

Mr. Man Wai Chiu has served as the Chief Operating Officer of Deer Consumer Products, Inc. since May 2007, where he manages sales, sourcing, shipping and accounting. From April 1997 to May 2007, he held various positions at Hamilton Beach Proctor-Silex, Inc., most recently as the Sourcing Director. Mr. Chui received his Bachelor of Laws from the University of London and MBA from Charles Sturt University in Australia.

None of the Independent Directors have any family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which the Independent Directors had, or will have, a direct or indirect material interest.  Copies of the agreements by and between the Company and the Independent Directors are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 5.05. Amendments to the Registrant’s Code of Ethics

On June 7, 2010 the Board of Directors of the Company adopted a new Code of Ethics, which the Company believes is more comprehensive than the prior Code of Ethics.  A copy of the new Code of Ethics is attached hereto as Exhibit 99.2.

Item 8.01. Other Events.

On June 9, 2010 the Company issued a press release announcing the appointment of the Independent Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1	Independent Director Agreement of Man Wai Chiu
10.2	Independent Director Agreement of Eng Leong Lee
10.3	Independent Director Agreement of Simon Choi
99.1	Press Release dated June 9, 2010
99.2	Code of Ethics of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BCT PHARMACY GROUP, INC

By:  /s/ Hui Tian Tang
Name:  Hui Tian Tang
Title:    Chief Executive Officer

Dated: June 9, 2010

EXHIBIT INDEX

No.	Description
10.1	Independent Director Agreement of Man Wai Chiu
10.2	Independent Director Agreement of Eng Leong Lee
10.3	Independent Director Agreement of Simon Choi
99.1	Press Release dated June 9, 2010
99.2	Code of Ethics of the Company